EXHIBIT 2

         Set forth below is a summary of acquisitions of Shares of the Issuer by the Reporting Persons effected during the sixty-day period prior to the date of this Schedule 13D. These Shares were purchased through an initial public offering.

                       NUMBER OF SHARES
  DATE                     ACQUIRED                            PRICE PER SHARE
  ----                     --------                            ---------------
10/16/97                     58,666                               $6.00






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